EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-170833) filed with the SEC on November 24, 2010, Form S-3/A (Registration No. 333-39341) filed with the SEC on October 7, 2005, Form S-3D (Registration No. 333-128958) filed with the SEC on October 12, 2005, and Form S-3 (Registration No. 333-156759) filed with the SEC on January 16, 2009 (effective February 4, 2009) of Mid Penn Bancorp, Inc. of our report dated March 21, 2011, relating to the consolidated financial statements which appears in the Annual Report on Form 10K for the year ended December 31, 2010.

/s/ ParenteBeard LLC

ParenteBeard LLC

Harrisburg, Pennsylvania

March 21, 2011